Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates
Rob McKay, Senior Director	Don Markley
Business Development and Investor Relations	dmarkley@lhai.com
or Erika Luib, Investor Relations	(310) 691-7100
(858) 550-7896

Ligand Appoints John L. LaMattina to Board of Directors

SAN DIEGO (February 9, 2011) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced the appointment of John L. LaMattina, Ph.D. to the Company’s Board of Directors. Dr. LaMattina previously served as a senior R&D executive at Pfizer Inc. He is currently a senior partner at PureTech, a venture capital firm focusing on biotech investments, and serves on numerous Boards including Human Genome Sciences. Dr. LaMattina’s appointment increases the number of Ligand directors to eight.

“We are pleased to welcome Dr. LaMattina to our Board of Directors. John brings valuable industry experience to Ligand through his prior role as an executive of the world’s largest drug company and in his positions as a venture capitalist and Board member for other prominent biotech companies,” stated John Higgins, President and CEO of Ligand Pharmaceuticals. “Dr. LaMattina has a proven track record of successfully selecting, developing and partnering R&D programs. In addition, during his career John has developed extensive and active relationships throughout the industry. He will be a terrific addition and complement to Ligand’s current strong and diverse Board.”

Dr. LaMattina, 61, spent 30 years at Pfizer Inc. beginning as a medicinal chemist in 1977. During his career, he was appointed to various positions of increasing responsibility for Pfizer Central Research, including Vice President of U.S. Discovery Operations in 1993, Senior Vice President of Worldwide Discovery Operations in 1998 and Senior Vice President of Worldwide Development in 1999.

Dr. LaMattina has garnered multiple awards including the 1998 Boston College Alumni Award of Excellence in Science. He was also awarded an Honorary Doctor of Science degree from the University of New Hampshire in 2007. In 2010, he became the recipient of the American Chemical Society Earle Barnes Award for Leadership in Chemical Management. Dr. LaMattina is the author of numerous scientific publications and U.S. patents. In addition, he is the author of “Drug Truths: Dispelling the Myths About Pharma R&D.”

Dr. LaMattina graduated with cum laude honors from Boston College with a B.S. in Chemistry. He received a Ph.D. from the University of New Hampshire in Organic Chemistry and subsequently was at Princeton University in the National Institutes of Health Postdoctoral Fellowship program. Dr. LaMattinna is currently a senior partner at PureTech, a venture capital firm focusing on biotech investments, and serves on several boards, including the Board of Human Genome Science, Inc., the Board of Trustees of Boston College and the Scientific Advisory Board for Trevena Pharmaceuticals.

About Ligand Pharmaceuticals Incorporated

Ligand is a biopharmaceutical company with a business model based on developing or acquiring assets that generate royalty or manufacturing revenue and coupling them to an efficient corporate cost structure. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, Ligand offers a lower risk opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. Ligand has assembled what it believes is one of the largest and most diversified portfolios of assets in the industry for a company its size, currently exceeding 60 programs, with the potential to generate revenue in the future. These therapies address a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer's disease, dyslipidemia, diabetes, anemia, COPD, asthma, rheumatoid arthritis, osteoporosis and cancer. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Bristol-Myers Squibb and AstraZeneca. For more information, please visit www.ligand.com.

Caution Regarding Forward-Looking Statements

This news release contains forward looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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